Exhibit 99.1

Nightfood Expands Hotel Guest Snack Options
With Sleep-Friendly Chocolate Chip Cookie Launch

Hotels are now addressing the nutritional factors
that can impact guest sleep quality.

Tarrytown, NY, August 29, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snacking category, announced today that the first commercial production run of Nightfood cookies has been completed.

Nightfood sleep-friendly ice cream entered national hotel distribution in May 2022 through a relationship with one of the leading companies in global hospitality. The revolutionary snack brand has since secured distribution in select properties across many of the world’s largest hotel brands including Holiday Inn, Holiday Inn Express, Marriott, Hyatt, Wyndham, Crowne Plaza, Sonesta, Clarion, La Quinta, Best Western, Fairfield Inn, Ramada and many more.

Hotel leaders have communicated to Nightfood Management that they envision offering sleep-friendly versions of all the most popular nighttime snack categories in their lobby shops. Nightfood Management believes hotels carry an obligation to support better guest sleep in every way possible, including nutritionally. The expected result is that sleep-friendly nighttime snacking will necessarily become an industry standard across the approximately 56,000 hotels in the United States.

With the highly-anticipated introduction of Nightfood cookies, Management is delivering on its vision to expand the brand beyond a single snack format of ice cream pints. Having full range of snack options, including ice cream, cookies, chips, candy, is anticipated to drive increased distribution, awareness, consumption, revenue, and profit within the high-margin hotel vertical.

“It’s tremendously exciting for Nightfood to graduate from an ice-cream only brand to a multi-format snack brand,” commented Nightfood CEO Sean Folkson. “Hotel leaders have flat-out told us they want sleep-friendly options in all the popular categories, not just ice cream.”

Nightfood is pioneering the category of sleep-friendly nighttime snacking with snacks specifically formulated by sleep and nutrition experts to be a better choice for anybody snacking between dinner and bed (when almost half of all snacking occurs in the United States).

Compared to regular chocolate chip cookies, each 30-gram serving of Nightfood Prime-Time Chocolate Chip cookies contains less sugar, less fat, and fewer calories, with more protein, an added prebiotic fiber blend, inositol, and Vitamin B6, all to make Nightfood a more sleep-friendly choice.

Available in two-serving, 60-gram pouches, Nightfood cookies are expected to sell for between $4.49 and $6.49 per pouch in hotels. Additionally, the cookies will soon be available for purchase at Nightfood.com.

Hotels interested in providing Nightfood’s sleep-friendly snacks to support better sleep for their guests can contact Andy Haynes, VP of Strategic Growth at iDEAL Hospitality Partners at 804-627-1581 or andy@idealhpgroup.com.

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Management believes hotels have an obligation to help guests achieve better sleep, and one important way to do that is through the snacks hotels curate for sale in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3